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                             KONINKLIJKE AHOLD N.V.
                                Albert Heijnweg 1
                                 1507 EH Zaandam
                                 The Netherlands

                                                                  April 27, 1998

The 1224 Corporation
6300 Sheriff Road
Landover, Maryland 20785

Attention:  David W. Rutstein

Gentlemen:

                  This letter confirms our mutual understandings and intentions concerning negotiations between Koninklijke Ahold N.V. (the "Purchaser") and The 1224 Corporation (the "Seller"), regarding the possible purchase by the Purchaser, directly or through one of its affiliates, of all of the outstanding Class AC Voting Common Stock (the "AC Shares") of Giant Food Inc. (the "Company") from the Seller. It is the parties' intention that the negotiations regarding such possible purchase and of definitive transaction documents continue after the execution of this letter and the parties each agree to negotiate in good faith.

                  During the period from the date hereof until May 31, 1998, none of the Seller, or any of its officers, directors, employees, representatives, agents or advisors (collectively "Agents") shall, directly or indirectly, take any action (other than an action directly related to negotiations with the Purchaser) to (i) encourage, initiate or solicit the making of an Acquisition Proposal (as defined below), (ii) engage in discussions or negotiations with, or provide any information to, any entity or person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) enter into an agreement with respect to an Acquisition Proposal; provided, however, that, subject to compliance by the Seller with the immediately succeeding sentence, (a) the Seller, in response to an unsolicited Acquisition Proposal from J. Sainsbury (USA) Holdings Inc. or any affiliate thereof (collectively "Sainsbury"), may participate in discussions or negotiations with, or furnish information to, Sainsbury if the Board of Directors of the Seller reasonably determines that the unsolicited Acquisition Proposal proposed by Sainsbury is reasonably likely to result in a Sainsbury Superior Proposal (as defined below) and believes (based upon the advice of outside legal advisors of recognized standing in the state of Delaware) that failing to take such action is reasonably likely to constitute a breach of its fiduciary duties and (b) the Seller may enter into an agreement with respect to a Sainsbury Superior Proposal if, within ten days of receipt of written notice from the Seller with respect to such Sainsbury Superior Proposal pursuant to subclause (i) of the next succeeding sentence, the Purchaser fails to have (1) executed and delivered to the Seller a Stock Purchase Agreement in substantially the form of the April 17, 1998 draft of the Stock Purchase Agreement by and between the Purchaser and the Seller relating to the purchase by the Purchaser from the Seller of the AC Shares (the "Draft AC
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April 27, 1998
Page 2


Stock Purchase Agreement"), but as modified (w) to eliminate the condition contained in Section 6.6 of the Draft AC Stock Purchase Agreement and all references to a stock purchase agreement by and between the Purchaser and Sainsbury, (x) to change all references to the Agreement and Plan of Merger by and among the Purchaser, a wholly-owned subsidiary thereof and the Company (the "Merger Agreement") so as to refer instead to the agreement referred to in subclause (2) of this sentence, (y) to include in Section 2.2 thereof as the price to be paid per AC Share by the Purchaser to the Seller thereunder the Agreed Upon Price (as defined below) or, if there is no Agreed Upon Price, the price per AC Share offered by Sainsbury to the Seller pursuant to the Sainsbury Superior Proposal and (z) to reflect the mutually acceptable resolution of the issues that have been raised by the Purchaser or the Seller with respect to the Draft AC Stock Purchase Agreement and that have not been resolved prior to the date hereof which resolution the Purchaser and the Seller agree to negotiate in good faith, and (2) executed and delivered to the Company an agreement containing the representations, warranties and covenants contained in the April 17, 1998 draft of the Merger Agreement (the "Draft Merger Agreement") as modified to reflect the mutually acceptable resolution of the issues that have been raised by the Purchaser, the Seller or the Company with respect to the Draft Merger Agreement and that have not been resolved prior to the date hereof, which resolution the Purchaser and the Seller agree (and the Seller agrees to use its best efforts to cause the Company) to negotiate in good faith. The Seller promptly shall advise the Purchaser (i) orally and in writing of the receipt of any Acquisition Proposal (including from or otherwise involving Sainsbury) and of the identity of the entity or person making such Acquisition Proposal and of the material terms thereof and of any changes thereto and (ii) orally prior to commencing any discussions or negotiations between the Seller or any of its Agents, on the one hand, and Sainsbury or any of its Agents, on the other hand, (x) regarding an Acquisition Proposal by Sainsbury or (y) which could reasonably lead to a Sainsbury Superior Proposal, and subsequently regarding the progress of any such negotiations or discussions.

                  As used herein the term "Acquisition Proposal" means any proposal to purchase or acquire, directly or indirectly, all or any of the AC Shares of the Company, a substantial amount of the assets of the Company or any of its subsidiaries or more than 10% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 10% of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any other transaction, the consummation of which could reasonably be expected to dilute materially the benefits to the Purchaser of the acquisition of the AC Shares. As used herein the term "Sainsbury Superior Proposal" means any bona fide proposal from or otherwise involving Sainsbury to purchase all of the AC Shares of the Company in cash at a price per share that is either (x) greater than the price per AC Share agreed upon at the time by the Purchaser and the Seller (the "Agreed Upon Price") or (y) if the Purchaser and the Seller have not reached an agreement on the price to be paid per AC Share, greater than the price per AC Share most recently proposed to the Seller by the Purchaser, and on terms which the Board of Directors of the Seller determines in its good faith reasonable judgment (based upon the advice of
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April 27, 1998
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outside financial and legal advisors) to be as or more favorable to the Seller and the Company than the transactions contemplated by the Draft AC Stock Purchase Agreement (i) which is not subject to a financing condition and as to which Sainsbury has represented and warranted to the Seller in writing that financing is or will be available and (ii) which does not provide for any breakup fee or other inducement to Sainsbury other than reimbursement of documented out-of-pocket expenses incurred in connection with the Sainsbury Superior Proposal.

                  Except as otherwise required by law, neither of the parties hereto (nor any affiliate, or Agent thereof) shall issue any press release or make any other statement intended for public distribution relating to, or connected with, this letter or the matters contained herein without obtaining the prior approval of the other party hereto.

                  Each of the parties hereto recognizes and acknowledges that a breach by it of any agreements contained in this letter will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  Except for the agreements set forth in the three immediately preceding paragraphs), this letter does not represent any binding commitment or legal obligation of any kind whatsoever by the Purchaser or the Seller in connection herewith with respect to the transaction contemplated hereby. Such binding commitment or legal obligation shall arise only when and if the definitive transaction documents, developed as a result of the negotiations between the parties are in fact executed by the parties.

                  Notwithstanding anything contained in this letter to the contrary, this letter may be terminated by either the Purchaser or the Seller upon delivery of written notice to the other party to such effect if the Purchaser and Seller have not agreed on or prior to May 4, 1998 upon the price per AC Share that would be paid by the Purchaser to the Seller pursuant to the AC Stock Purchase Agreement. In the event of such termination, this letter shall become void and have no further effect.

                  This letter shall not be amended or modified except in writing signed by the parties hereto.

                  This letter shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties agree that any legal action or proceeding relating to this letter, or for recognition and enforcement of any judgment in respect thereof, shall be instituted in the courts of the State of Delaware, the courts of the United States of America located in Delaware and appellate courts of any thereof.
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The 1224 Corporation
April 27, 1998
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                  This letter may be executed in one or more counterparts, each of which shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                  If the foregoing correctly sets forth our mutual understanding with respect to the proposed negotiations, please so indicate by signing the enclosed copy of this letter and returning it to us.

                                                     KONINKLIJKE AHOLD N.V.



                                            By /s/ Robert Zwartendijk
                                               ---------------------------------
                                               Name: Robert Zwartendijk
                                               Title:   Executive Vice President


Acknowledged and Agreed, this
27 day of April, 1998

THE 1224 CORPORATION



By /s/ David W. Rutstein
   ---------------------------------------
     Name: David W. Rutstein
     Title:   Vice President and Secretary